                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                CONTACT:
FEBRUARY 13, 2003                                    Karen Wilson, CFO
                                                     (650) 624-4164
                                                     kwilson@virologic.com

                VIROLOGIC ANNOUNCES FOURTH QUARTER AND FULL YEAR

                             2002 FINANCIAL RESULTS

     - Company reports 38% annual revenue growth and improved gross margin -

SOUTH SAN FRANCISCO, CALIF., February 13, 2003 -- ViroLogic, Inc. (NASDAQ: VLGC) today reported financial results for the fourth quarter and year ended December 31, 2002.

The Company reported revenue of $7.0 million for the fourth quarter of 2002, a 16 percent increase over revenue of $6.0 million for the same period in 2001. Revenue for the full year 2002 was $25.3 million compared to $18.3 million in 2001, an increase of 38 percent. This increase is largely due to the steady performance of the Company's patient testing business, which grew nearly 50 percent in 2002.

FOURTH QUARTER 2002 FINANCIAL RESULTS

Gross margin improved to 43 percent in the fourth quarter of 2002 compared to 38 percent during the fourth quarter of 2001. Operating costs and expenses for the fourth quarter of 2002 were $11.5 million, compared to $12.9 million for the same period in 2001. This decrease primarily reflects reductions in compensation and other expenses resulting from the Company's business restructuring and workforce reduction in November 2002, and is partially offset by higher costs associated with increased testing volume. In the fourth quarter of 2002, the Company also recorded a charge of approximately $0.3 million related to the workforce reduction.

Net loss was $4.6 million, or $0.17 per share, for the fourth quarter of 2002, compared to a net loss of $6.7 million, or $0.33 per share, for the same period in 2001. In the fourth quarter of 2002, the Company recorded a deemed dividend to preferred stockholders of $7.7 million related to the issuance of Series C Convertible Preferred Stock, and recorded a preferred stock dividend of $0.3 million, resulting in a net loss applicable to common stockholders of $0.48 per share. During the fourth quarter of 2001, the Company recorded a preferred stock dividend of $0.2 million resulting in a net loss applicable to common stockholders of $0.34 per share.

The Company lowered its cash burn from approximately $6 million per quarter historically to approximately $4.5 million in the fourth quarter of 2002.

2002 FINANCIAL RESULTS

Gross margin for 2002 improved to 41 percent, compared to 34 percent for 2001. Operating costs and expenses for 2002 were $47.3 million, compared to $45.3 million for 2001. Net loss for the year was $21.8 million, or $0.90 per share, compared to a net loss of $26.2 million, or $1.30 per share for 2001.

During 2002, the Company recorded a deemed dividend to preferred stockholders of $10.6 million from the issuance of the Series B and Series C Convertible Preferred Stock, and recorded dividends to preferred stockholders of $1.0 million, resulting in a net loss applicable to common stockholders of $1.38 per common share. In 2001, the Company recorded a deemed dividend to preferred stockholders of $2.3 million from the issuance of Series A Convertible Preferred Stock and recorded dividends to preferred stockholders of $0.3 million, resulting in a net loss applicable to common stockholders of $1.43 per common share.

The Company had $11.9 million of cash, restricted cash and short-term investments as of December 31, 2002.

RECENT HIGHLIGHTS

         - Raised $10 million in cash, including an equity investment from Pfizer Inc.;

         - Florida Medicaid Program initiated benefit coverage policy for phenotypic and genotypic HIV drug resistance testing, bringing the number of state Medicaid programs that have coverage policies enabling reimbursement of ViroLogic's HIV drug resistance assays to 47 out of 50;

         - 20 presentations related to ViroLogic's drug resistance tests, including those characterizing replication capacity and phenotypic and genotypic resistance to anti-HIV drugs, presented at the 10th Conference on Retroviruses and Opportunistic Infections this week in Boston;

         - On February 4, 2003, ViroLogic's stockholders ratified the Series C Convertible Preferred Stock private placement.

2003 BUSINESS OUTLOOK

ViroLogic estimates revenues to be $32 to $36 million in 2003, which approximates the revenue growth rate realized in 2002. This increase is based on the anticipated continued acceptance of the Company's products for patient testing and increasing demand from drug development partners and growth in this business. The Company anticipates quarterly differences in the revenue growth rate due to timing of various clinical studies and the seasonal effects observed in patient testing, which is most noticeable in the first and third quarters.

ViroLogic expects gross margin to improve to over 45 percent by the fourth quarter of 2003. The Company also expects to become cash flow positive based on achieving a quarterly revenue run rate of $10 to $11 million in combination with anticipated cost management measures.

"We have successfully streamlined our business to focus on revenue-maximizing activities," said Bill Young, CEO and Chairman of ViroLogic. "We expect revenue increases in 2003 to come from continued utilization of and demand for PhenoSense(TM) GT, our combination assay, driven in part by our novel replication capacity measurement offered with all of our phenotypic assays. In addition, our business with drug development partners should improve in 2003 as compared to 2002 with multiple late-stage HIV drug clinical trials many of which are under contract. We will also be offering analyses from our proprietary HIV drug resistance database to drug development customers, which should provide another source of revenue."

CONFERENCE CALL DETAILS

ViroLogic will hold a conference call today, at 5:00 p.m. EST. To participate in the teleconference please call 800/299-9630 fifteen minutes before the conference begins and ask to be connected to the ViroLogic teleconference. International callers please dial 617/786-2904. The call will also be webcast live at www.virologic.com. Please see web site for details.

ABOUT VIROLOGIC

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company's technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses.

Certain statements in this press release are forward-looking, including statements relating to expected revenue increases and improvement in gross margin, continued acceptance of the Company's products for patient testing, increasing demand from drug development partners
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and anticipated utilization of the Company's HIV drug resistance database. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that our products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that expected utilization of our HIV drug resistance database may not materialize, the risk that ViroLogic may not realize anticipated benefits from its cost-cutting measures, the risk that preliminary investigations initiated by governmental agencies may continue for a prolonged period and may not be concluded in the manner expected by ViroLogic, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the Company will be able to expand its sales and marketing capabilities, whether the FDA or any other agency will decide to regulate ViroLogic's products or services, whether the Company encounters problems or delays in automating its processes, whether ViroLogic successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying the Company's PhenoSense technology is adequate, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic's actual events to differ from those projected, please refer to the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

                                 VIROLOGIC, INC.

                             SELECTED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         Three months ended          Twelve months ended
                                                            December 31,                December 31,
                                                       2002           2001            2002        2001
                                                     --------       --------       --------       --------
                                                            (Unaudited)                  (Unaudited)(b)
STATEMENT OF OPERATIONS DATA:

Revenue (a)                                          $  6,969       $  6,013       $ 25,261       $ 18,273
                                                     --------       --------       --------       --------
Operating costs and expenses:
  Cost of product revenue                               3,940          3,673         14,589         11,845
  Research and development                              2,120          2,943         10,406         11,693
  General and administrative:
      Non-cash stock-based compensation expense           214            488            886          1,706
      Other general and administrative expenses         2,675          2,465          9,664          9,670
  Sales and marketing                                   2,535          3,310         11,716         10,336
                                                     --------       --------       --------       --------
Total operating costs and expenses                     11,484         12,879         47,261         45,250
                                                     --------       --------       --------       --------
Operating loss                                         (4,515)        (6,866)       (22,000)       (26,977)
Interest income                                            55            163            307          1,143
Interest expense                                         (177)          (143)          (423)          (466)
Other income                                               52            106            347            106
                                                     --------       --------       --------       --------
Net loss                                               (4,585)        (6,740)       (21,769)       (26,194)
Deemed dividend to preferred stockholders              (7,691)            --        (10,551)        (2,269)
Preferred stock dividend                                 (262)          (231)          (977)          (334)
                                                     --------       --------       --------       --------
Net loss applicable to common stockholders           $(12,538)      $ (6,971)      $(33,297)      $(28,797)
                                                     ========       ========       ========       ========
BASIC AND DILUTED AMOUNTS PER COMMON SHARE:

Net loss                                             $  (0.17)      $  (0.33)      $  (0.90)      $  (1.30)
Dividends to preferred stockholders                     (0.31)         (0.01)         (0.48)         (0.13)
                                                     --------       --------       --------       --------
Net loss applicable to common stockholders           $  (0.48)      $  (0.34)      $  (1.38)      $  (1.43)
                                                     ========       ========       ========       ========
Weighted average shares used in computing
basic and diluted net loss per common share            26,259         20,421         24,157         20,072

                                                            December 31,          December 31,
                                                                2002                2001 (b)
                                                             --------             --------
                                                            (Unaudited)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments            $ 11,145             $  8,962
Accounts receivable, net                                        4,924                4,562
Working capital  (c)                                             (239)               7,508
Restricted cash                                                   707                1,000
Total assets                                                   30,486               37,851
Long term obligations, less current portion                       419                2,490
Redeemable convertible preferred stock                          4,249               11,228
Total stockholders' equity (c)                               $  7,014             $ 13,471

(a) Revenue for the three and twelve month periods ended December 31, 2002 includes $34,000 and $731,000, respectively, from NIH grants. Revenue for the three and twelve month periods ended December 31, 2001 includes $120,000 and $458,000, respectively, from NIH grants. The costs associated with these NIH grants are included in research and development expenses.

(b) The balance sheet and statement of operations data is derived from audited financial statements for the year ended December 31, 2001, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(c) At December 31, 2002, short-term liabilities include $12 million of Series C Convertible Secured Promissory Notes. On February 4, 2003, ViroLogic's stockholders ratified the Series C Private Placement resulting in the conversion of the Notes into stockholders' equity.